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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to Registration Statement on Form S-4 of Key Components, LLC, Key Components Finance Corp., B.W. Elliott Manufacturing Co., Inc., Hudson Lock, Inc. and ESP Lock Products, Inc. of our report dated February 20, 1998 relating to the financial statements of Key Components, Inc., of our reports dated September 22, 1998 and February 20, 1998 relating to the financial statements of Hudson Lock, Inc. and of our report dated January 16, 1998 relating to the financial statements of ESP Lock Products, Inc., which appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP


Syracuse, New York
September 29, 1998